As filed with the Securities and Exchange Commission on September 22, 2005

Registration No. 333-126617

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO THE

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITABLE FINANCIAL CORP.

and

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

401(k) SAVINGS PLAN AND TRUST

(Name of Small Business Issuer in its Charter)

United States	6035	To Be Applied For
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136	113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136
(Address and Telephone Number of Principal Executive Offices)	(Address of Principal Place of Business or Intended Principal Place of Business)

Richard L. Harbaugh

President and Chief Executive Officer

Equitable Financial Corp.

113-115 North Locust Street

Grand Island, Nebraska 68801

(308) 382-3136

(Name, Address and Telephone Number of Agent for Service)

Copies to

Paul M. Aguggia, Esq. Aaron M. Kaslow, Esq. Sean P. Kehoe, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	Samuel J. Malizia, Esq. James C. Stewart, Esq. Malizia Spidi & Fisch, PC 1100 New York Avenue, N.W. Washington, D.C. 20005 (202) 434-4660

Approximate date of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.01 par value	1,487,813 shares(1)	$10.00	$14,878,130	$(3)
Participation Interests	(4)	—	$1,713,000	(5)

(1)	Includes shares of common stock to be issued to Equitable Bank Charitable Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The registration fee of $1,752 was previously paid upon the initial filing of the Form SB-2 on July 15, 2005.
(4)	In addition, pursuant to 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan and Trust.
(5)	The securities of Equitable Financial Corp. to be purchased by the Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan and Trust are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article XII of the Registrant’s bylaws provide:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$1,752
OTS filing fee	14,400
NASD filing fee (1)	1,988
Blue Sky Fees and Expenses	20,000
Edgar, printing, postage and mailing	80,000
Legal fees and expenses (including marketing firm’s counsel fees)	215,000
Accounting fees and expenses	250,000
Appraiser’s fees and expenses	25,000
Business Plan fees and expenses	28,000
Marketing firm expenses (1)(2)	138,236
Reorganization agent fees and expenses	10,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	6,230

TOTAL	$813,000

(1)	Estimated expenses based on the registration of 1,487,813 shares at $10.00 per share.
(2)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.25% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan, by the Equitable Bank Charitable Foundation, and by directors, officers and employees of Equitable Federal Savings Bank of Grand Island and members of their immediate families.

Item 26. Recent Sales of Unregistered Securities.

None.

Item 27. Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letters between Equitable Federal Savings Bank of Grand Island and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement*

2.0	Plan of Reorganization and Stock Issuance (including the proposed Federal Charters and Bylaws of Equitable Bank, Equitable Financial Corp. and Equitable Financial MHC)*

3.1	Charter of Equitable Financial Corp. (Included in Exhibit 2.0)*

3.2	Bylaws of Equitable Financial Corp.*

4.0	Specimen Stock Certificate of Equitable Financial Corp.*

5.0	Opinion of Muldoon Murphy & Aguggia LLP re: Legality*

8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters*

8.2	Opinion of Crowe Chizek and Company LLC re: State Tax Matters*

10.1	Form of Equitable Bank Employee Stock Ownership Plan and Trust*

10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents*

10.3	Form of Equitable Bank and Equitable Financial Corp. Three-Year Employment Agreement*

10.4	Form of Equitable Bank and Equitable Financial Corp. Two-Year Employment Agreement*

10.5	Form of Equitable Bank Two-Year Employment Agreement*

10.6	Form of Equitable Bank Employee Severance Compensation Plan*

10.7	Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan*

10.8	Form of Equitable Bank Supplemental Executive Retirement Plan*

10.9	Employment Term Sheet for Richard L. Harbaugh*

10.10	Employment Agreement by and between Equitable Federal Savings Bank of Grand Island and Terry M. Pfeifer (including Addendum)*

10.11	Life Insurance Agreement by and between Equitable Federal Savings Bank of Grand Island and Richard L. Harbaugh*

16.0	Letter on Change in Certifying Accountant*

23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.0 and 8.1)*

23.2	Consent of Crowe Chizek and Company LLC*

23.3	Consent of Keller & Company, Inc.*

24.0	Powers of Attorney*

99.1	Appraisal Report of Keller & Company, Inc. (P)

99.2	Marketing Materials*

99.3	Subscription Order Form and Instructions*

99.4	Form of Equitable Bank Charitable Foundation Gift Instrument*

*	Previously filed.
(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

Item 28. Undertakings.

The small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Grand Island, State of Nebraska, on September 22, 2005.

EQUITABLE FINANCIAL CORP.

By:	/s/ RICHARD L. HARBAUGH
Richard L. Harbaugh Chairman of the Board, President and Chief Executive Officer (duly authorized representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ RICHARD L. HARBAUGH Richard L. Harbaugh	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	September 22, 2005

/s/ KIM E. MARCO Kim E. Marco	Executive Vice President and Chief Financial Officer (principal accounting and financial officer)	September 22, 2005

* H. Lawrence Hanson	Director

* Gary L. Hedman	Director

* Joanne Roush Holmes	Director

* Pamela L. Price	Director

* Jonas A. Proffitt, M.D.	Director

* Jack E. Rasmussen	Director

* Douglas J. Redman	Director

* Benedict P. Wassinger, Jr.	Director

*	Pursuant to the Powers of Attorney filed as Exhibit 24.0 to the Registration Statement on Form SB-2 for Equitable Financial Corp. and Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan and Trust on July 15, 2005.

/s/ RICHARD L. HARBAUGH Richard L. Harbaugh	September 22, 2005